June 19, 1996



Countrywide Credit Industries, Inc.
155 North Lake Avenue
Pasadena, California  91101

Ladies and Gentlemen:

I have acted as counsel to Countrywide Credit Industries, Inc. in connection with the registration of 9,500,000 shares of common stock (the "Shares") to be issued pursuant to the Countrywide Credit Industries, Inc. Dividend Reinvestment Plan and Stock Purchase Plan (the "Plan"). I, or attorneys working under my supervision, have examined the Registration Statement on Form S-3 relating to the Shares, the Plan and made such other documentary, factual and legal examinations as I deemed necessary under the circumstances.

     Based on the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ Sandor E. Samuels

Sandor E. Samuels